Exhibit 10.29

[Semtech letterhead]

March 28, 2007

Mr. John D. Poe

[home address]

Re:	Cancellation of Your Stock Options

Dear Jack:

As you are aware, the Board of Directors constituted a Special Litigation Committee which has been charged with looking into various matters in connection with the Company’s investigation into its historical stock option practices.

Based upon a decision of the Committee pursuant to the authority vested in it by the Board, the Company hereby notifies you that all of your outstanding stock options have been cancelled and rescinded as of this date. The Company has so notified Charles Schwab & Co. and the cancellation is subject to disclosure in the Company’s filings with the SEC.

Jack, I ask that you reconsider your previous decision and immediately resign from the Board. The Board has determined that you will not be nominated for re-election at the June 2007 shareholders’ meeting.

Any inquiry or discussions on this matter should be directed through your counsel to Tom Zaccaro at Paul, Hastings, Janofsky & Walker, counsel to the Company, at (213) 683-6285.

Very truly yours,

/s/    MOHAN MAHESWARAN

Mohan Maheswaran

President and Chief Executive Officer